                                                                     Exhibit 4.4


                     CERTIFICATE OF DESIGNATION, PREFERENCES
                    AND RELATIVE, PARTICIPATING, OPTIONAL AND
                        OTHER SPECIAL RIGHTS OF PREFERRED
                      STOCK AND QUALIFICATIONS, LIMITATIONS
                                AND RESTRICTIONS

                                       OF

                            12% SERIES B-1 CUMULATIVE
                                 PREFERRED STOCK

                                       OF

                           COLOR SPOT NURSERIES, INC.

                             ----------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                             ----------------------

     Color Spot Nurseries, Inc. (the "COMPANY"), a corporation organized and existing under the General Corporation Law of the State of Delaware, certifies that pursuant to the authority contained in Article IV of its Amended and Restated Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company by a meeting held on November 19, 2001 duly approved and adopted the following resolution (this "CERTIFICATE OF DESIGNATION") which resolution remains in full force and effect on the date hereof:

     RESOLVED, that the Board of Directors does hereby designate, create, authorize and provide for the issuance of 12% Series B-1 Cumulative Preferred Stock (the "SERIES B-1 PREFERRED STOCK"), par value $0.01 per share, with a liquidation preference of $100 per share (the "LIQUIDATION PREFERENCE"), consisting of 57,328 shares, having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

1.   RANKING.

     The Series B-1 Preferred Stock will rank pari passu in right of payment with the Company's Series B Preferred Stock and will rank senior in right of payment to all other classes or series of Capital Stock of the Company, including the Company's Series A Preferred Stock, as to dividends and upon liquidation, dissolution or winding up of the Company.
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2.   DIVIDENDS.

     (a) The holders of shares of Series B-1 Preferred Stock shall be entitled to receive in parity with the Series B Preferred Stock and in preference to holders of all other Capital Stock of the Company, when, as and if dividends are declared by the Board of Directors out of funds of the Company legally available therefor, cumulative preferential dividends from the issue date of the Series B-1 Preferred Stock accruing at the rate of 12% of the Liquidation Preference per share per annum, subject to increase as set forth in paragraph (b) below, payable quarterly in arrears on each March 15, June 15, September 15 and December 15 or, if any such date is not a business day, on the next succeeding business day (each, a "DIVIDEND PAYMENT DATE"), to the holders of record as of the next preceding March 1, June 1, September 1 and December 1 (each, a "RECORD DATE"). Upon an Increased Dividend Triggering Event, dividends on the Series B Preferred Stock will accrue at the rate of 17% per annum of the Liquidation Preference thereof until such Increased Dividend Triggering Event is cured. Dividends shall be paid in cash, except that on each Dividend Payment Date occurring on or prior to June 15, 2003, dividends may be paid, at the Company's option, in cash or by the issuance of additional shares of Series B-1 Preferred Stock (including fractional shares), having an aggregate Liquidation Preference equal to the amount of such dividends or at the direction of a holder of Series B-1 Preferred Stock shall accrue on a cumulative basis, with dividends being paid on such accrued dividends as if additional shares of Series B-1 Preferred Stock had been issued. The Company may elect to delay the payment of cash awards with respect to the September 15, 2003 Dividend Payment Date until October 1, 2003. The shares of Series B-1 Preferred Stock issued as dividends will be duly authorized, validly issued, fully paid and non-assessable. The issuance of such additional shares of Series B-1 Preferred Stock will constitute "payment" of the related dividend for all purposes of this Certificate of Designation. Dividends payable on the Series B-1 Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months and will be deemed to accrue on a daily basis.

     (b)  Upon:

          (i) the failure of the Company to satisfy any mandatory redemption or repurchase obligation with respect to the Series B-1 Preferred Stock;

          (ii) the failure of the Company to make a Change of Control Offer on the terms and in accordance with the provisions described below in Section 7 hereof;

          (iii) the failure of the Company to comply with any of the other covenants or agreements set forth in this Certificate of Designation (other than the payment of dividends) and the continuance of such failure for 30 consecutive days or more; or

          (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default (1) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "PAYMENT DEFAULT") or (2)
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results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5,000,000 or more (each of the events described in clauses (i), (ii), (iii) and (iv) being referred to herein as a "INCREASED DIVIDEND TRIGGERING EVENT");

then the cumulative preferential dividends of the Series B Preferred Stock will accrue at a rate of 17% of the Liquidation Preference per share per annum from the date of such Increased Dividend Triggering Event until such Increased Dividend Triggering Event is cured.

     (c) Dividends on the Series B-1 Preferred Stock shall accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends shall accrue to the extent they are not paid on the Dividend Payment Date for the period to which they relate. The Company shall take all actions required or permitted under the Delaware General Corporation Law (the "DGCL") to permit the payment of dividends on the Series B-1 Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with the DGCL, to make or keep funds legally available for the payment of dividends.

     (d) No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series B-1 Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Series B-1 Preferred Stock. At any time that any shares of Series B-1 Preferred Stock are outstanding: (i) no dividend (other than a dividend payable solely in shares of any class of stock ranking junior to the Series B-1 Preferred Stock as to the payment of dividends and as to rights in liquidation, dissolution or winding up of the affairs of the Company ("JUNIOR SECURITIES")) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities; (iii) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities) by the Company or any of its Subsidiaries (other than the Series A Preferred Stock following or simultaneously with the completion of a Change of Control Offer); (iv) so long as no Increased Dividend Triggering Event shall have occurred and be continuing, no repurchases shall be made by the Company of Capital Stock of the Company from employees of the Company or any of its Subsidiaries or their authorized representatives upon a written contract or plan, if the aggregate amount of such repurchase together with all previously made repurchases since the issue date of the Series B-1 Preferred Stock would exceed $300,000; and (v) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Company or any of its Subsidiaries. Holders of the Series B-1 Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.
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3.   CONVERSION.

     (a)  CONVERSION PROCEDURE.

          (i) At any time and from time to time, including after the date of notice required in Section 5(d) but before any redemption, any holder of shares of Series B-1 Preferred Stock may convert all or any portion of such shares into the number of shares of the Company's non-voting Common Stock (provided that any such conversion effected in connection with a "Public Offering" (as hereinafter defined) shall be a conversion to voting Common Stock), computed by dividing the aggregate Liquidation Preference of the shares of Series B-1 Preferred Stock to be converted by the "Conversion Price" (as defined in Section 3(b) below) in effect at the time of conversion.

          (ii) Each conversion of any shares of Series B-1 Preferred Stock will be deemed to have been effected as of the close of business on the date on which such shares have been surrendered at the principal office of the Company accompanied by a notice of conversion specifying the number of shares of Series B-1 Preferred Stock to be converted. At such time as such conversion has been effected, the rights of the holder of shares of Series B-1 Preferred Stock with respect to the shares so converted, as such holder, will cease and the Person or Persons in whose name or names any certificate or certificates for shares of non-voting or voting Common Stock, as applicable, are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of non-voting or voting Common Stock, as applicable, represented thereby.

          (iii) As soon as possible after a conversion has been effected, the Company will deliver to the converting holder:

               (1) a certificate or certificates representing the number of shares of non-voting or voting Common Stock, as applicable, issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

               (2) the amount payable under Section 3(a)(vi) below with respect to such conversion; and

               (3) a replacement certificate which represents the amount of shares, if any, of Series B-1 Preferred Stock which was not converted.

          (iv) The issuance of certificates for shares of non-voting or voting Common Stock, as applicable, upon conversion will be made without charge to the holders of such shares of Series B-1 Preferred Stock in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of shares of non-voting or voting Common Stock, as applicable. Upon conversion of any shares of Series B-1 Preferred Stock, the Company will take all such actions as are necessary in order to insure that the Common Stock issued as a result of such conversion is validly issued, fully paid and nonassessable.

          (v) The Company will not close its books against the transfer of shares of Series B-1 Preferred Stock or of Common Stock issued or issuable upon conversion of shares of

Series B-1 Preferred Stock in any manner which interferes with the timely conversion of shares of Series B-1 Preferred Stock.

          (vi) If any fractional interest in a share of non-voting or voting Common Stock, as applicable, would, except for the provisions of this Section 3(a)(vi), be deliverable upon any conversion of the shares of Series B-1 Preferred Stock, the Company, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the fair value of such fractional interest as of the date of conversion, determined in good faith by the Company's Board of Directors.

          (vii) Notwithstanding any other provision hereof, if a conversion of shares of Series B-1 Preferred Stock is to be made in connection with a Public Offering, the holder of such shares of Series B-1 Preferred Stock shall give the Company notice thereof within thirty (30) days of receipt of notice of the Company's intention to effect such Public Offering and the conversion of any shares of Series B-1 Preferred Stock may, at the election of the holder of such shares of Series B-1 Preferred Stock, be conditioned upon the consummation of the Public Offering, in which case such conversion shall not be deemed to be effective until the consummation of the Public Offering.

          (viii) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock (both voting and non-voting), solely for the purpose of issuance upon the conversion of the shares of Series B-1 Preferred Stock, such number of shares of Common Stock (both voting and non-voting) issuable upon the conversion of all outstanding shares of Series B-1 Preferred Stock. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

     (b) CONVERSION PRICE. The "CONVERSION PRICE" will be $20.09, subject to adjustment as provided in Sections 3(c) and 3(d) below.

     (c) SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

     (d)  REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE.
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          (i)  THE COMPANY SURVIVES. Upon the consummation of an "Organic
Change" (as hereinafter defined) (other than a transaction in which the Company is not the surviving entity) the terms of the shares of Series B-1 Preferred Stock shall be deemed modified, without payment of any additional consideration therefor, so as to provide that upon the conversion of the shares of Series B-1 Preferred Stock following the consummation of such Organic Change, the holder of such shares of Series B-1 Preferred Stock shall have the right to acquire and receive (in lieu of or in addition to the shares of Common Stock acquirable and receivable prior to the Organic Change) such shares of stock, securities or assets as such holder would have received if such holder had converted its shares of Series B-1 Preferred Stock into Common Stock immediately prior to such Organic Change, in each case giving effect to any adjustment of the Conversion Price made after the date of consummation of the Organic Change. All other terms of the shares of Series B-1 Preferred Stock shall remain in full force and effect following such an Organic Change. The provisions of this Section 3(d)(i) shall similarly apply to successive Organic Changes.

          (ii) THE COMPANY DOES NOT SURVIVE. The Company shall not enter into an Organic Change that is a transaction in which the Company is not the surviving entity unless the surviving entity shall issue new securities, without payment of any additional consideration therefor, with terms that provide that upon the conversion of such securities following the consummation of such Organic Change, the holder of such securities shall have the right to acquire and receive (in lieu of or in addition to the shares of Common Stock acquirable and receivable prior to the Organic Change) such shares of stock, securities or assets as such holder would have received if such holder had converted its shares of Series B-1 Preferred Stock into Common Stock immediately prior to such Organic Change, in each case giving effect to any adjustment of the Conversion Price of such new securities made after the date of consummation of the Organic Change on an equivalent basis to the adjustments provided for the Conversion Price herein. All other terms of the new securities shall be equivalent to the terms of the shares of Series B-1 Preferred Stock provided for herein. The provisions of this
Section 3(d)(ii) shall similarly apply to successive Organic Changes.

     (e) CERTAIN EVENTS. If any event occurs of the type contemplated by the provisions of this Section 3 but not expressly provided for by such provisions, then the Board of Directors of the Company will make an appropriate adjustment in the Conversion Price to reflect such event.

     (f)  NOTICES.

          (i) Promptly upon any adjustment of the Conversion Price, the Company will give written notice thereof to all holders of shares of Series B-1 Preferred Stock.

          (ii) The Company will give written notice to all holders of shares of Series B-1 Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or takes a record (i) with respect to any dividend or distribution upon Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

          (iii) The Company will also give written notice to the holders of shares of Series B-1 Preferred Stock at least twenty (20) days prior to the date on which any Organic Change will take place.

     (g) MANDATORY CONVERSION. The Company may require the conversion of all of the outstanding shares of Series B-1 Preferred Stock to shares of voting Common Stock of the Company upon the closing of a firm commitment underwritten Public Offering of shares of the Company's Common Stock in which (i) the net proceeds received by the Company will be at least $20,000,000 and (ii) the price per share paid by the public for such shares will be at least equal to the Conversion Price then in effect. Any such mandatory conversion shall only be effected at the time of and subject to the closing of the sale of such shares pursuant to such Public Offering and upon written notice of such mandatory conversion delivered to all holders of shares of Series B-1 Preferred Stock at least twenty (20) but not more than sixty (60) days prior to such closing.

4.   DISTRIBUTIONS UPON LIQUIDATION, DISSOLUTION OR WINDING UP.

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company or reduction or decrease in its Capital Stock resulting in a distribution of assets to the holders of any class or series of the Company's Capital Stock (a "reduction or decrease in Capital Stock"), each holder of shares of the Series B-1 Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per share of Series B-1 Preferred Stock held by such holder, plus accrued and unpaid dividends, if any, to the date fixed for liquidation, dissolution, winding up or reduction or decrease in Capital Stock, before any distribution is made on any Junior Securities. After payment in full of the Liquidation Preference and all accrued dividends, if any, to which holders of Series B-1 Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Company. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company or reduction or decrease in Capital Stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding up of the business of the Company or reduction or decrease in Capital Stock.

5.   REDEMPTION BY THE COMPANY.

     (a) On December 15, 2005 (the "MANDATORY REDEMPTION DATE"), the Company shall redeem (subject to the legal availability of funds therefor) each outstanding share of Series B-1 Preferred Stock at a price in cash equal to the Liquidation Preference thereof, plus accrued and unpaid dividends, if any, to the date of redemption. The Company will not be required to make sinking fund payments with respect to the Series B-1 Preferred Stock. The Company shall take all actions required or permitted under the DGCL to permit such redemption.

     (b) The Series B-1 Preferred Stock may not be redeemed at the option of the Company prior to December 15, 2002, except as set forth below. The Series B-1 Preferred Stock may be redeemed, in whole or in part, at the option of the Company on or after December 15, 2002, at a price per share equal to the following redemption prices specified below (expressed as percentages of the Liquidation Preference thereof), in each case, together with accrued and unpaid dividends, if any, to the date of redemption if redeemed during the 12-month period commencing on December 15 of each of the years set forth below (the "Applicable Redemption Price"):

          YEAR                     REDEMPTION RATE
          ----                     ---------------
          2002                         105.25%
          2003                         103.50%
          2004                         101.75%


     (c) In case of redemption of less than all of the shares of Series B-1 Preferred Stock at the time outstanding, the shares to be redeemed shall be selected PRO RATA or by lot as determined by the Company in its sole discretion.

     (d) Notice of any redemption shall be sent by or on behalf of the Company not less than 30 nor more than 60 days prior to the date specified for redemption in such notice (including the Mandatory Redemption Date, the "REDEMPTION DATE"), by first class mail, postage prepaid, to all Holders of record of the Series B-1 Preferred Stock at their last addresses as they shall appear on the books of the Company; PROVIDED, HOWEVER, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B-1 Preferred Stock except as to the Holder to whom the Company has failed to give notice or except as to the Holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series B-1 Preferred Stock may be listed or admitted to trading, such notice shall state: (i) whether such redemption is being made pursuant to the optional or the mandatory redemption provisions hereof; (ii) the Redemption Date; (iii) the Applicable Redemption Price; (iv) the number of shares of Series B-1 Preferred Stock to be redeemed and, if less than all shares held by such Holder are to be redeemed, the number of such shares to be redeemed; (v) the place or places where certificates for such shares are to be surrendered for payment of the Applicable Redemption Price, including any procedures applicable to redemptions to be accomplished through book-entry transfers; and (vi) that dividends on the shares to be redeemed will cease to accrue on the Redemption Date. Upon the mailing of any such notice of redemption, the Company shall become obligated to redeem at the time of redemption specified therein all shares called for redemption.

     (e) If notice has been mailed in accordance with Section 4(d) above and provided that on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds in trust for the PRO RATA benefit of the Holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the shares of the Series B-1 Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series B-1 Preferred Stock, and all rights of the Holders thereof as stockholders of the Company (except the right to receive from the Company the Applicable Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the Applicable Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the Holder thereof.

     (f) Any funds deposited with a bank or trust company for the purpose of redeeming Series B-1 Preferred Stock shall be irrevocable except that:

          (i) the Company shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the Holders of any shares redeemed shall have no claim to such interest or other earnings; and

          (ii) any balance of monies so deposited by the Company and unclaimed by the Holders of the Series B-1 Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Company, and after any such repayment, the Holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.

     (g) No Series B-1 Preferred Stock may be redeemed except with funds legally available for the purpose. The Company shall take all actions required or permitted under the DGCL to permit any such redemption.

     (h) Notwithstanding the foregoing provisions of this Section 4, unless the full cumulative dividends on all outstanding shares of Series B-1 Preferred Stock shall have been paid or contemporaneously are declared and paid for all past dividend periods, none of the shares of Series B-1 Preferred Stock shall be redeemed unless all outstanding shares of Series B-1 Preferred Stock are simultaneously redeemed.

     (i)  All shares of Series B-1 Preferred Stock redeemed pursuant to this
Section 4 shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock other than shares of Series B-1 Preferred Stock.

6.   VOTING RIGHTS.

     (a) The Holders of record of shares of the Series B-1 Preferred Stock shall have no voting rights, except as required by law and as hereinafter provided in this Certificate of Designation.

     (b) Without the consent of each Holder affected, an amendment or waiver of the Company's Certificate of Incorporation or of this Certificate of Designation may not (with respect to any shares of Series B-1 Preferred Stock held by a non-consenting Holder):

          (i) alter the voting rights with respect to the Series B-1 Preferred Stock or reduce the number of shares of Series B-1 Preferred Stock whose Holders must consent to an amendment, supplement or waiver;

          (ii) reduce the Liquidation Preference of or change the Mandatory Redemption Date of any share of Series B-1 Preferred Stock or alter the provisions with respect to the redemption of the Series B-1 Preferred Stock (except as provided above with respect to Section 6 hereof);

          (iii) reduce the rate of or change the time for payment of dividends on any share of Series B-1 Preferred Stock;

          (iv) waive the consequences of any failure to pay dividends on the Series B-1 Preferred Stock;

          (v) make any share of Series B-1 Preferred Stock payable in any form other than that stated in this Certificate of Designation;

          (vi) make any change in the provisions of this Certificate of Designation relating to waivers of the rights of Holders of Series B-1 Preferred Stock to receive the Liquidation Preference and dividends on the Series B-1 Preferred Stock;

          (vii) waive a redemption payment with respect to any share of Series B-1 Preferred Stock (except as provided above with respect to Section 6 hereof); or

          (viii) make any change in the foregoing amendment and waiver provisions.

     (c) The Company in its sole discretion may without the vote or consent of any Holders of the Series B-1 Preferred Stock amend or supplement this Certificate of Designation:

          (i)  to cure any ambiguity, defect or inconsistency;

          (ii) to provide for uncertificated Series B-1 Preferred Stock in addition to or in place of certificated Series B-1 Preferred Stock; or

          (iii) to make any change that would provide any additional rights or benefits to the Holders of the Series B-1 Preferred Stock;

provided that any such amendment or supplement does not adversely affect the legal rights under this Certificate of Designation of any Holder.

     (d) The Series B-1 Preferred Stock shall vote together with the Series B Preferred Stock as a single class on all matters upon which either series of New Preferred Stock is entitled to vote, provided, that the Series B-1 Preferred Stock shall not vote on any matters on which only the Series B Preferred Stock has the right to vote as specified in Section 5(b), (c), (d) and (e) of the Series B Certificate of Designation.

7.   CHANGE OF CONTROL.

     (a) Upon the occurrence of a Change of Control, each holder of shares of Series B-1 Preferred Stock will have the right to require the Company to repurchase all or any part (but not, in the case of any holder requiring the Company to purchase less than all of the shares of Series B-1 Preferred Stock held by such holder, any fractional shares) of such holder's Series B-1 Preferred Stock pursuant to the offer described below (the "CHANGE OF CONTROL OFFER") at an offer price in cash equal to 101% of the aggregate Liquidation Preference thereof plus accrued and unpaid dividends, if any, thereon to the date of purchase (the "CHANGE OF CONTROL PAYMENT").

     (b) The Change of Control Offer shall include all instructions and materials necessary to enable Holders to tender their shares of Series B-1 Preferred Stock.

     (c) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Series B-1 Preferred Stock as a result of a Change of Control.

     (d) Within 90 days following any Change of Control, the Company shall send, by first-class mail, a notice to each Holder stating:

          (i)  that the Change of Control Offer is being made pursuant to this
Section 6 and that all shares of Series B-1 Preferred Stock tendered will be accepted for payment;

          (ii) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "CHANGE OF CONTROL PAYMENT DATE");

          (iii) that any share of Series B-1 Preferred Stock not tendered will continue to accrue dividends;

          (iv) that, unless the Company fails to pay the Change of Control Payment, all shares of Series B-1 Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date;

          (v) that Holders electing to have any shares of Series B-1 Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender the shares of Series B-1 Preferred Stock, with the form entitled "OPTION OF HOLDER TO ELECT PURCHASE" which shall be included with the Notice of Change of Control completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

          (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Series B-1 Preferred Stock delivered for purchase, and a statement that such Holder is withdrawing his election to have such shares purchased; and

          (vii) the circumstances and relevant facts regarding such Change of Control (including, but not limited to, information with respect to PRO FORMA historical financial information after giving effect to such Change of Control and information regarding the Person or Persons acquiring control).

     (e) On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all shares of Series B-1 Preferred Stock or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all shares of Series B-1 Preferred Stock or portions thereof so tendered and (3) deliver or cause to be delivered to the Transfer Agent the shares of Series B-1 Preferred Stock so accepted together with an Officers' Certificate stating the aggregate Liquidation Preference of the shares of Series B-1 Preferred Stock or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of Series B-1 Preferred Stock so tendered the Change of Control Payment for such Series B-1 Preferred Stock, and the Transfer Agent will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new certificate representing the shares of Series B-1 Preferred Stock equal in Liquidation Preference amount to any unpurchased portion of the shares of Series B-1 Preferred Stock surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     (f) Prior to complying with the provisions of this Section 6, but in any event within 90 days following a Change of Control, the Company shall either repay all outstanding Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Indebtedness to permit the repurchase of Series B-1 Preferred Stock required by this Section 6.

     (g) The Company will not repurchase or redeem any Series B-1 Preferred Stock pursuant to this Section 6 prior to the Company's offer to repurchase the New Notes pursuant to the Change of Control covenants in the indenture governing the New Notes. (h) The Company shall not be required to make a Change of Control Offer to the holders of Series B-1 Preferred Stock upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 6 applicable to a Change of Control Offer made by the Company and purchases all shares of the Series B-1 Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.

8.   CONFLICTS WITH BY-LAWS.

     If any provisions of the Company's By-laws conflict in any way with this Certificate of Designation, the Company shall, so long as any of the shares of Series B-1 Preferred Stock are outstanding, take all necessary actions to amend such By-laws and thereby resolve the conflict.

9.   PAYMENT.

     (a) All amounts payable in cash with respect to the Series B-1 Preferred Stock shall be payable in United States dollars at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of dividends (if any) may be made by check mailed to the Holders of the Series B-1 Preferred Stock at their respective addresses set forth in the register of Holders of Series B-1 Preferred Stock maintained by the Transfer Agent, PROVIDED that all cash payments with respect to the Global Shares (as defined below) and shares of Series B-1 Preferred Stock the Holders of which have given wire transfer instructions to the Company shall be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof.

     (b) Any payment on the Series B-1 Preferred Stock due on any day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date.

     (c) The Company has initially appointed the Transfer Agent to act as the "PAYING AGENT." The Company may at any time terminate the appointment of any Paying Agent and appoint additional or other Paying Agents, PROVIDED that until the Series B-1 Preferred Stock has been delivered to the Company for cancellation, or moneys sufficient to pay the Liquidation Preference and accrued dividends on the Series B-1 Preferred Stock have been made available for payment and either paid or returned to the Company as provided in this Certificate of Designation, it shall maintain an office or agency in the Borough of Manhattan, The City of New York.

     (d) Dividends payable on the Series B-1 Preferred Stock on any redemption date or repurchase date that is a Dividend Payment Date shall be paid to the Holders of record as of the immediately preceding Record Date.

     (e) All moneys and shares of Series B-1 Preferred Stock deposited with any Paying Agent or then held by the Company in trust for the payment of the Liquidation Preference and dividends on any shares of Series B-1 Preferred Stock which remain unclaimed at the end of two years after such payment has become due and payable shall be repaid to the Company, and the Holder of such shares of Series B-1 Preferred Stock shall thereafter look only to the Company for payment thereof.

10.  OFFICERS' CERTIFICATE.

     Each Officers' Certificate provided for in this Certificate of Designation shall include:

     (a) a statement that the officer making such certificate or opinion has read such covenant or condition;

     (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

     (c) a statement that, in the opinion of such officer, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

     (d) a statement as to whether or not, in the opinion of such officer, such condition or covenant has been satisfied.

11.  EXCLUSION OF OTHER RIGHTS.

     Except as may otherwise be required by law, the shares of Series B-1 Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation (as such Certificate of Designation may be amended from time to time) and in the Certificate of Incorporation. The shares of Series B-1 Preferred Stock shall have no preemptive or subscription rights.

12.  AMENDMENTS.

     Except as expressly provided herein, this Certificate of Designation shall not be amended, either directly or indirectly, or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Series B-1 Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding Series B-1 Preferred Stock.

13.  HEADINGS OF SUBDIVISIONS.

     The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

14.  SEVERABILITY OF PROVISIONS.

     If any voting powers, preferences and relative, participating, optional and other special rights of the Series B-1 Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series B-1 Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series B-1 Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series B-1 Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series B-1 Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

15.  FORM OF SECURITIES.

     The Series B-1 Preferred Stock shall be issued in the form of registered definitive certificates ("CERTIFICATED SECURITIES"). Upon any such issuance, the Company shall register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof).

16.  CERTAIN DEFINITIONS.

     Unless the context otherwise requires, the terms defined in this Section 13 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

     "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, provided, that the Existing Bondholders and any affiliated entities to which they may transfer Capital Stock of the Company shall not be deemed to be Affiliates for purposes of this Certificate of Designation. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Business Day" means a day that is not a Legal Holiday.

     "Capital Lease Obligation" means, as to any Person, indebtedness of such Person represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Catalyst Notes" means the Company's $12 million in principal amount of senior subordinated secured notes issued to Catalyst Equity Fund, L.P.

     "Certificate of Designation" means the Certificate of Designation, Preferences, and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions for the Series B-1 Preferred Stock of the Company.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in any one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the

Indenture); (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (iii) any Person or Group (other than the Permitted Holder(s) or SunAmerica Asset Management Corp., AIG Global Investment Corp., Ares Management, L.P., TCW/Crescent Mezzanine, LLC or the other Existing Bondholders or any combination of such entities and their respective Affiliates) shall become the owner, directly or indirectly, beneficially or of record, of more than 35% of the issued and outstanding shares of Capital Stock of the Company that is generally entitled to vote for the election of directors (other than the Series A Preferred Stock and the Series B Preferred Stock); or (iv) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of (A) the Credit Agent, (B) the holders of a majority of the issued and outstanding shares of Series B Preferred Stock or (C) a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

     "Commission" means the Securities and Exchange Commission.

     "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Credit Agent" means, at any time, the then acting administrative agent under the Amended and Restated Loan Agreement dated November 20, 2001, by and among the Company, the lenders party thereto in their capacities as lenders thereunder and Fleet Capital Corporation, as agent, which shall initially be Fleet Capital Corporation.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Subsidiary of the Company against fluctuations in currency values.

     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than in connection with a change of control, pursuant to a sinking fund obligation or otherwise), or is redeemable at the sole option of the holder thereof, on or prior to the mandatory redemption for the New Preferred Stock.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

     "Existing Bondholders" means the holders of the Company's 10 1/2% Senior Subordinated Notes due 2007 immediately before giving effect to the exchange of such notes for the New Notes and the Series B Preferred Stock.

     "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Company delivered to the Trustee.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

     "Indebtedness" means with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capital Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and excluding long-term, deferred purchase price obligations for trees, PROVIDED that such obligations for trees are not recorded as liabilities on such Person's balance sheet in accordance with GAAP),
(v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses
(i) through (v) above and clause (viii) below, (vii) all Obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the Obligation so secured, (viii) all Obligations under Currency Agreements and Interest Swap Obligations of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the Company of such Disqualified Capital Stock.

     "Indenture" means the Indenture dated as of November 20, 2001 by and among the Company and Bank of New York relating to the Company's 13% Senior Subordinated Notes due 2005.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Subsidiary, as the case may be. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition.

     "Issue Date" means the date of original issuance of the Series B-1 Preferred Stock under this Certificate of Designation.

     "Legal Holiday" means a Saturday or Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

     "New Notes" means the Company's 13% Senior Subordinated Notes due 2005.

     "New Preferred Stock" means the Series B Preferred Stock and the Series B-1 Preferred Stock.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Officers' Certificate" means a certificate signed on behalf of the Company by two officers of the Company, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company that meets the requirements set forth in the Indenture.

     "Organic Change" means any capital reorganization, reclassification, consolidation, merger, lease, or sale of all or substantially all of the Company's assets to another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for shares of Common Stock.

     "Permitted Holder(s)" means KCSN Acquisition Company, L.P. and its Affiliates, Kohlberg & Company, LLC and its Affiliates, Kohlberg Management IV, LLC and its Affiliates, and Michael F. Vukelich and his Affiliates.

     "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Series A Preferred Stock" means the existing Series A Preferred Stock of the Company with a liquidation preference of $1,000 per share.

     "Series B Preferred Stock" means the Series B Preferred Stock of the Company with a liquidation preference of $100 per share issued pursuant to the Series B Preferred Stock Certificate of Designation .

     "Series B-1 Preferred Stock" means the Series B-1 Preferred Stock of the Company issued pursuant to this Certificate of Designation.

     "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "Transfer Agent" means the entity designated from time to time by the Company to act as the registrar and transfer agent for the Series B-1 Preferred Stock.

     IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed by _________________, _______________, and attested by _____________, its ___________, this ___ day of ________, 2001.



                                        COLOR SPOT NURSERIES, INC.



                                        By:
                                           --------------------------------
                                        Name:
                                        Title:








ATTEST:

By:
   -------------------------
Name:
Title: